Exhibit A

Safeway 401(k) Plan & Trust

Financial Statements as of and for the Years

Ended December 31, 2008 and 2007,

Supplemental Schedule as of December 31,

2008 and Report of Independent Registered

Public Accounting Firm

SAFEWAY 401(k) PLAN & TRUST

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007:

Statements of Net Assets Available for Benefits	3

Statements of Changes in Net Assets Available for Benefits	4

Notes to Financial Statements	5-14

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2008:

Form 5500, Schedule H, Part IV, Line 4i—Schedule of Assets (Held at End of Year)	15-17

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Safeway Benefit Plans Committee

  and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of the Safeway 401(k) Plan & Trust (the “Plan”) as of December 31, 2008 and 2007, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2008 and 2007, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2008 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2008 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/    Deloitte & Touche LLP

San Francisco, California

June 26, 2009

SAFEWAY 401(k) PLAN & TRUST

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2008 AND 2007

(In thousands)

	2008	2007
ASSETS:
Investments at fair value:
Synthetic guaranteed investment contracts:
Underlying investments	$282,482	$277,570
Wrapper contracts	334	—
Mutual funds	254,803	786,058
Safeway Inc. common stock	140,029	206,395
Traditional guaranteed investment contracts	59,093	57,951
Common/collective trusts	32,220	28,707
Short-term investment funds	—	17,039
Participant loans	41,455	40,756

Total investments at fair value	810,416	1,414,476

Receivables:
Due from broker for securities sold (See Note 9)	274,190	410
Participant contributions	980	2,935
Interest and dividends receivable	677	84

Total receivables	275,847	3,429

Total assets	1,086,263	1,417,905

LIABILITIES:
Excess contributions payable to participants	3,450	2,644
Accrued administrative expenses	456	497

Total liabilities	3,906	3,141

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	1,082,357	1,414,764
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	6,630	(1,373)

NET ASSETS AVAILABLE FOR BENEFITS	$1,088,987	$1,413,391

See notes to financial statements.

SAFEWAY 401(k) PLAN & TRUST

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

(In thousands)

	2008	2007
(REDUCTIONS) ADDITIONS:
Investment (loss) income:
Net depreciation in fair value of investments	$(348,366)	$(38,209)
Interest and dividends	53,224	85,759

Total investment (loss) income	(295,142)	47,550

Participant contributions	103,607	107,423
Rollover contributions	4,000	4,954
Transfers in	730	—

Total (reductions) additions, net	(186,805)	159,927

DEDUCTIONS:
Benefits paid to participants	(135,902)	(121,774)
Administrative expenses	(1,697)	(1,405)

Total deductions	(137,599)	(123,179)

(DECREASE) INCREASE IN NET ASSETS	(324,404)	36,748

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	1,413,391	1,376,643

End of year	$1,088,987	$1,413,391

See notes to financial statements.

SAFEWAY 401(k) PLAN & TRUST

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

1. DESCRIPTION OF THE PLAN

The following description of the Safeway 401(k) Plan & Trust (the “Plan”) is provided for general information only. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions. The following description reflects all Plan amendments through December 31, 2008.

General—The Plan is a defined contribution plan which generally covers employees of Safeway Inc. (the “Company”) who are age 21 or older, excluding those employees who are eligible to participate in the Dominick’s Finer Foods, LLC 401(k) Retirement Plan for Union Employees, the Safeway 401(k) Savings Plan or the Vons Companies, Inc. Pharmacists’ 401(k) Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). A portion of the Plan is designated as an employee stock ownership plan (“ESOP”). The ESOP portion of the Plan permits each participant who has an investment in Safeway Inc. common stock to elect to receive dividends paid as cash or reinvested in additional shares of Safeway Inc. common stock. The Safeway Benefit Plans Committee controls and manages the operation and administration of the Plan.

In September 2008, certain assets from the Groceryworks.com Inc. 401(k) and Profit Sharing Plan were transferred into the Plan. The Groceryworks.com Inc. 401(k) and Profit Sharing Plan covers employees of Groceryworks.com Operating Company, LLC, an indirect, wholly-owned subsidiary of Safeway Inc.

Contributions—Employees may elect to contribute between 1% and 50% of their eligible pay, up to a maximum contribution of $15,500 for each 2008 and 2007, according to the Internal Revenue Code (the “Code”) limitations. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of Code. There have been no employer contributions to the Plan.

Participants age 50 or over by December 31, 2008 are eligible to contribute an additional $5,000 in catch-up contributions to their 401(k) account before the end of the Plan year.

Trustee and Recordkeeper—The trustee and recordkeeper of the Plan was Merrill Lynch through December 31, 2008. On January 1, 2009, J.P. Morgan Retirement Plan Services became the recordkeeper and JPMorgan Chase Bank, N.A. became the trustee of the Plan. See Note 9.

Investment Options—Participants may direct their accounts in any one or combination of investment funds and Safeway Inc. common stock. The Plan’s current investment offerings include short-term investments, mutual funds, Safeway Inc. common stock, common collective trusts and guaranteed investment contracts. Participants may change their investment options on a daily basis.

Vesting—Participants are vested immediately in their contributions plus actual earnings thereon.

Participant Accounts—Individual accounts are maintained for each Plan participant. Each participant’s account is adjusted for participant’s contributions, income or loss thereon and withdrawals. Participants reimburse the Plan for administrative expenses based on the allocation of a participant’s total assets among the investment funds. In addition, participants pay $1 per month for administrative expenses. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Participant Loans—Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed four years, except where the loan is issued to purchase a primary residence, in which case the loan period may extend to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the balance in the participant’s account. The interest rate charged on participant loans will be equal to the sum of 1% plus the prime rate published in The Wall Street Journal on the last business day of the preceding calendar month. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding at a time and are charged a one-time loan check fee of $15.00 and a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2008 and 2007, there were 7,843 and 7,714 loans outstanding, respectively, with interest rates ranging from 5.0% to 10.5%.

In-Service Withdrawals—An active or inactive participant may withdraw all or any portion of their rollover account at any time. An active or inactive participant may take a hardship withdrawal if there is an immediate and significant financial need.

Payment of Benefits—Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway Inc. common stock (up to the amount invested in the Safeway Inc. common stock) or as a rollover to another qualified plan or Individual Retirement Account, (c) to receive a portion in an immediate lump sum and the remainder to be distributed later, or (d) to receive a series of payments over a period not to exceed the joint life expectancy of the participant and his or her beneficiary. If a participant’s balance is $1,000 or less, the participant will receive a lump sum distribution. Distributions are taxed as ordinary income and are subject to income-tax withholding.

Plan Termination—Although the Company has not expressed any intent to terminate the Plan, it may do so at any time, subject to the provisions set forth in ERISA. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the value of their individual investment accounts.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 3 for a description of the valuation methodologies used in determining the fair value of the Plan’s investments.

In accordance with Financial Accounting Standards Board (“FASB”) Staff Position, AAG INV-1 and Statement of Position No. 94-4-1, “Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans” (the “FSP”), the

statements of net assets available for benefits present investment contracts at fair value, as well as an additional line item showing an adjustment of the fully benefit-responsive contracts from fair value to contract value. The statements of changes in net assets available for benefits are presented on a contract value basis.

Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits—Benefit payments to participants are recorded upon distribution.

Excess Contributions Payable—The Plan is required to return contributions received during the Plan year in excess of the Internal Revenue Code (the “Code”) limits.

Administrative Expenses—The Plan’s administrative expenses are primarily allocated to participant accounts.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from these estimates.

The estimated fair value of traditional guaranteed investment contracts presented in Note 3 and Note 6 are based on assumptions about the market for such investments because quoted market prices are unavailable. Such estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions could have a material effect on the estimated fair values. Additionally, the fair values were estimated as of year-end, and current estimates may differ from the amounts presented.

Risks and Uncertainties—The Plan utilizes various investment instruments, including common stock, mutual funds and investment contracts. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and such changes could materially affect the amounts reported in the financial statements.

3. FAIR VALUE MEASUREMENTS

On January 1, 2008, the Plan adopted SFAS No. 157 and subsequently adopted certain staff positions relating to SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements and therefore had no impact on the basic financial statements.

SFAS No. 157 prioritizes the inputs used in measuring fair value into the following hierarchy:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;

Level 3	Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

The level within the fair value hierarchy is based on the lowest level of any input which is deemed significant to the fair value measurement.

Assets measured at fair value on a recurring basis consisted of the following as of December 31, 2008 (in thousands):

		Fair Value Measurements
Description	Total	Level 1	Level 2	Level 3
Synthetic guaranteed investment contracts (“GICs”):
Underlying investments	$282,482	$75,901	$203,979	$2,602
Wrapper contracts	334	—	—	334
Mutual funds	254,803	254,803	—	—
Safeway Inc. common stock	140,029	140,029	—	—
Traditional GICs	59,093	—	59,093	—
Common/collective trusts	32,220	—	32,220	—
Participant loans	41,455	—	—	41,455

Total	$810,416	$470,733	$295,292	$44,391

A reconciliation of the beginning and ending balances for Level 3 assets for the year ended December 31, 2008 follows (in thousands):

	Synthetic GICs
	Underlying investments	Wrapper Contracts	Participant Loans
Balance as of January 1, 2008	$16,217	$—	$40,756
Additions, repayments, settlements, net	(6,971)	—	699
Transfers out of Level 3	(4,274)
Realized loss	(1,388)
Unrealized (losses) gains	(982)	334	—

Balance as of December 31, 2008	$2,602	$334	$41,455

Below is a description of the valuation methodologies used for the fair value measurements.

Investment contracts. Fair value of investment contracts is calculated by discounting the related cash flows based on current yields of similar instruments with comparable durations. Synthetic GICs include underlying investments that are stated at fair value. Fair value of the underlying investments is determined by the issuer of the synthetic GIC based on quoted market prices or yields currently available on comparable securities of issuers with similar credit ratings and a fair value estimate of the wrapper contracts. Wrapper contracts guarantee that there will be no loss of principal or accrued interest. Fair market value of the wrapper contracts is estimated by converting the basis points assigned to the wrap fees into dollars and comparing cost to replacement value.

Mutual funds. These investments are publicly traded investments which are valued using the Net Asset Value (“NAV”). The NAV of the mutual funds is a quoted price in an active market. The NAV is determined once a day after the closing of the exchange based upon the underlying assets in the fund, less the fund’s liabilities, expressed on a per-share basis.

Safeway Inc. common stock. Safeway Inc. common stock is valued at the closing price as reported on the New York Stock Exchange Composite Tape.

Common/ collective trusts. These investments are valued based on the NAV of the underlying investments. The beneficial interest of each participant is represented by units. Units are issued and redeemed daily at a constant NAV of $1 per unit.

Participant loans. Participant loans are valued at amortized cost, which approximates fair value. These loans are secured by vested account balances of the borrowing participants.

4. INVESTMENTS

The fair values of individual investments that represented 5% or more of the Plan’s net assets available for benefits as of December 31, 2008 and 2007 were as follows (in thousands):

	2008	2007
Safeway Inc. common stock	$140,029	$206,395
PIMCO Total Return Fund	113,897	108,923
BlackRock S&P 500 Index Fund (See Note 9)	—	292,592
ING International Value Fund (See Note 9)	—	116,654
RS Partners Fund	**	91,817

**	Less than 5% of net assets.

During 2008 and 2007, net depreciation of assets recorded at fair value, including net realized gains and losses, was as follows (in thousands):

	2008	2007
Mutual funds	$(285,587)	$(35,932)
Safeway Inc. common stock	(62,779)	(2,277)

Total depreciation in fair value of investments	$(348,366)	$(38,209)

5. INCOME TAXES

The Internal Revenue Service issued a Determination Letter dated March 24, 2004 stating that the Plan and related trust, as then designed, is qualified under the Code. Subsequent to this determination by the Internal Revenue Service, the Plan was amended and restated in its entirety, effective January 1, 2005. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended and restated, is qualified and the related trust is tax exempt as of the financial statement date. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

6. INTEREST INCOME FUND

The Plan invests in GICs issued by insurance companies and other financial institutions and a common collective trust as part of the Interest Income Fund (the “Fund”). The GICs and common collective trust are fully-benefit responsive and are recorded in the financial statements at fair value and then adjusted to contract value in accordance with the FSP. The Fund invests in common collective trusts, traditional GICs and synthetic GICs, as described below:

Common Collective Trusts—The Fund invests in the SEI Stable Asset Fund, a common collective trust. The beneficial interest of each participant is represented by units which are issued and redeemed daily at the constant NAV of $1 per unit. Distribution to the unit holders are declared daily from the net investment income and automatically reinvested in the SEI Stable Asset Fund on a monthly basis, when paid. Although it is not guaranteed, best efforts are used to maintain a constant NAV of $1 per unit.

Participants ordinarily may direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the SEI Stable Asset Fund,

plus earnings, less participant withdrawals and administrative expenses. Plan management believes that the occurrence of events that would cause the SEI Stable Asset Fund to transact at less than contract value is not probable.

Traditional GICs—Traditional GICs are backed by the general account of the issuer. The Fund deposits a lump sum with the issuer and receives a guaranteed interest rate for a specified time. Interest is accrued on either a simple interest or fully-compounded basis and paid either periodically or at the end of the contract term. The issuer guarantees that all qualified participant withdrawals will occur at contract value (principal plus accrued interest). The traditional GICs in the Fund provide a fixed rate of interest over the term to maturity of the contract; therefore, crediting rates do not reset.

Synthetic GICs—A synthetic GIC is an investment contract (otherwise known as a wrap contract) issued by an insurance company or bank, backed by a portfolio of bonds that are owned by the Fund. The Fund has four synthetic GICs each having a pro-rata share of one wrapped portfolio. The assets underlying the synthetic GICs are maintained separate from the contract issuer’s general assets, usually by a third party custodian. These contracts typically provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the Fund, but rather are amortized, usually over time to maturity or the duration of the underlying investments, through adjustments to the future interest crediting rate. The issuer guarantees that all qualified participant withdrawals will occur at contract value. Crediting rates of synthetic GICs can be impacted by variables which include the current yield of the assets within the wrap contract, the duration of the assets covered by the wrap contract and the existing difference between the market value and contract value of the assets within the wrap contract. For synthetic contracts, the Fund uses crediting rate calculations which adjust the current yield of the bonds by a portion of the current gain or loss that is built into the wrap contracts at the measurement date. These crediting rates are reset quarterly and cannot be less than zero. The crediting rate of synthetic contracts will track current market yields on a trailing basis. The rate reset allows the contract value of the portfolio to converge to the market value over time, assuming the market value continues to earn the current portfolio yield for a period of time equal to the current portfolio duration.

With regards to both traditional and synthetic GICs, certain potential events could limit the ability of the Fund to transact at contract value with the issuer. Such events include the following: (i) amendments to the Plan documents; (ii) changes to Fund’s prohibition on competing investment options by participating plans or deletion of equity wash provisions; (iii) complete or partial termination of the Fund or its merger with another fund; (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA; (v) unless made in accordance with the withdrawal provisions of the Fund, the redemption of all or a portion of the interests in the Fund held by a participating plan at the direction of the participating plan sponsor, including withdrawals due to the removal of a specifically identifiable group of employees from coverage under the participating plan (such as a group layoff or early retirement incentive program), or the closing or sale of a subsidiary, employing unit or affiliate, the bankruptcy or insolvency of a plan sponsor, the merger of the Plan with another plan, or the Plan sponsor’s establishment of another tax-qualified defined contribution plan; (vi) any change in law, regulation, ruling, administrative or judicial position or accounting requirement, in any case applicable to the Fund or participating plans, and (vii) the delivery of any communication to Plan participants designed to influence a participant not to invest in the Fund. The Plan Administrator does not believe that the occurrence of any such market value event which would limit the Fund’s ability to transact at contract value with participants is probable.

Guaranteed investment contracts in the Fund do not permit issuers to terminate the agreement prior to the scheduled maturity date. The wrap contracts are evergreen contracts that contain termination provisions. Wrap agreements permit the Fund’s investment manager or issuer to terminate upon notice at any time at market value and provide for automatic termination of the wrap contract if the book value or the market value of the contract equals zero. The issuer is not excused from paying the excess contract value when the market value equals zero. Wrap contracts that permit the issuer to terminate at market value generally provide that the Fund may elect to convert such termination to an Amortization Election as described below. In addition, if the Fund defaults in its obligations under the agreement (including the issuer’s determination that the agreement constitutes a non-exempt prohibited transaction as defined under ERISA) and such default is not cured within the time permitted by any cure period, then the wrap contract may be terminated by the issuer and the Fund will receive the market value as of the date of termination. Also, wrap contracts permit the issuer or investment manager to elect at any time to convert the wrapped portfolio to a declining duration strategy whereby the contract would terminate at a date which corresponds to the duration of the underlying fixed-income portfolio on the date of the amortization election (“Amortization Election”). After the effective date of an Amortization Election, the fixed-income portfolio must conform to the guidelines agreed upon by the wrap issuer and the investment manager for the Amortization Election period. Such guidelines are intended to result in contract value equaling market value of the wrapped portfolio by such termination date.

The average yield on guaranteed investment contracts was computed by dividing the annualized one-day actual earnings of the contract on the last day of the Plan year by the fair value of the investments on the same date. For 2008 and 2007, the average yield was 5.22% and 5.17%, respectively.

The average crediting interest rate was computed by dividing the annualized one-day earnings credited to participants on the last day of the Plan year by the fair value of the investments on the same date. The average crediting interest rate was 4.50% and 4.99% at December 31, 2008 and 2007, respectively.

The portfolio holdings in the Fund as of December 31, 2008 and December 31, 2007 are shown below (in thousands):

	As of December 31, 2008
	Rating S&P/ Moody’s	Investments at Fair Value	Wrapper Contracts at Fair Value	Adjustment to Contract Value
Traditional Guaranteed Investment Contracts:
Metropolitan Life GAC 29021	AA/Aa2	$9,478		$(182)
Metropolitan Life GAC 29497	AA/Aa2	3,679		(215)
Metropolitan Life GAC 29850	AA/Aa2	5,807		(560)
Monumental SV-04498-Q	AA/Aa2	4,165		(21)
Monumental SV-04747-Q	AA/Aa2	5,887		(698)
Monumental SV-04728-Q	AA/Aa2	4,352		(548)
Pacific Life G-27325.01	AA/Aa2	5,621		(480)
Principal Life 4-20469-4	AA/Aa2	7,338		(392)
Prudential GA 62069-211	AA/Aa2	8,444		(780)
Prudential GA 62069-212	AA/Aa2	4,322		(517)
Common/Collective Trust:
SEI Stable Asset Fund #190-783	AAA/Aaa	32,220		3,128
Synthetic Guaranteed Investment Contracts:
Bank of America 002-126	AAA/Aaa	26,026	$—	758
Wrapper		—	90	(90)
CDC-IXIS WR-1027-01	AAA/Aaa	85,228	—	2,483
Wrapper		—	—	—
Monumental MDA #00389TR	AAA/Aaa	85,210	—	2,482
Wrapper		—	135	(135)
State Street Bank #97044	AAA/Aaa	86,018	—	2,506
Wrapper		—	109	(109)

Total		$373,795	$334	$6,630

	As of December 31, 2007
	Rating S&P/ Moody’s	Investments at Fair Value	Wrapper Contracts at Fair Value	Adjustment to Contract Value
Cash/Cash Equivalent:
Merrill Lynch Institutional Fund *	AAA/Aaa	$13,908		$—
Traditional Guaranteed Investment Contracts:
Metropolitan Life GAC 29021	AA/Aa2	9,005		(138)
Metropolitan Life GAC 29497	AA/Aa2	3,414		(123)
Metropolitan Life GAC 29850	AA/Aa2	5,162		(155)
Monumental SV-04498-Q	AA/Aa2	3,983		(19)
Monumental SV-04568-Q	AA/Aa2	5,516		(3)
Monumental SV-04728-Q	AA/Aa2	3,857		(257)
Principal Life 4-20469-3	AA/Aa2	8,718		(5)
Principal Life 4-20469-4	AA/Aa2	6,805		(186)
Prudential GA 62069-211	AA/Aa2	7,640		(366)
Prudential GA 62069-212	AA/Aa2	3,851		(251)
Common/Collective Trust:
SEI Stable Asset Fund #190-783	AAA/Aaa	28,707		751
Synthetic Guaranteed Investment Contracts:
Bank of America 002-126	AAA/Aaa	25,567	—	(57)
Wrapper		—	—	—
CDC-IXIS WR-1027-01	AAA/Aaa	83,698	—	(187)
Wrapper		—	—	—
Monumental MDA #00389TR	AAA/Aaa	83,720	—	(188)
Wrapper		—	—	—
State Street Bank #97044	AAA/Aaa	84,585	—	(189)
Wrapper		—	—	—

Total		$378,136	—	$(1,373)

*	The amount is net of cash of $3,131 relating to pending transactions.

7. PARTY-IN-INTEREST TRANSACTIONS

The Plan’s investments include Safeway Inc. common stock, which qualify as exempt party-in-interest transactions. During 2008 and 2007, the Plan received $1,824,444 and $1,589,456, respectively, of dividend income on Safeway Inc. common stock.

Certain Plan investments are managed or significantly influenced by Merrill Lynch, trustee of the Plan through December 31, 2008. As Merrill Lynch provides recordkeeping services for the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to Merrill Lynch for recordkeeping were $1,360,561 and $1,211,347 in 2008 and 2007, respectively.

8. RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of the Statement of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits per the financial statements to the Form 5500 (in thousands):

	December 31, 2008	December 31, 2007
Net assets available for benefits per the financial statements	$1,088,987	$1,413,391
Adjustment from contract to fair value for fully benefit-responsive investment contracts	(6,630)	1,373

Net assets available for benefits per the Form 5500	$1,082,357	$1,414,764

	December 31, 2008	December 31, 2007
(Decrease) increase in net assets per the financial statements	$(324,404)	$36,748
Adjustment from contract to fair value for fully benefit-responsive investment contracts	(6,630)	1,373

Net (loss) income per Form 5500	$(331,034)	$38,121

9. SUBSEQUENT EVENT

On January 1, 2009, Safeway changed the trustee and recordkeeper of the Plan to JPMorgan Chase Bank, N.A. and J.P. Morgan Retirement Plan Services, respectively. As part of this transition, the Plan made changes to certain investment options for participants. At December 31, 2008, investments in BlackRock S&P 500 Index Fund, ING International Value Fund and GoalManager (Conservative, Moderate and Aggressive) were sold and automatically transferred to SSgA S&P 500 Index-F, American Funds EuroPacific Growth-R5 and BGI Lifepath funds, respectively. As a result of these investment option changes, investments were sold prior to year-end, but did not settle until January 3, 2009; the Plan had due from broker for securities sold of approximately $274.2 million as of December 31, 2008.

* * * * * *

SAFEWAY 401(k) PLAN & TRUST

FORM 5500, SCHEDULE H, PART IV, LINE 4i—

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2008

(Dollars in thousands)

Asset Name and Description	Current Value
Underlying Securities of Synthetic Guaranteed Investment Contracts:
Bank of America Credit Card Trust, floating rate	$1,573
Countrywide Asset-Backed Certificates, floating rate	3,914
Countrywide Asset-Backed Certificates, 5.658%	863
Countrywide Home Loans, floating rate	2,967
Citibank Credit Card Issuance, floating rate	5,093
Crusade Global Trust, floating rate	1,010
First Franklin Mortgage Loan AB Certificate, floating rate	4,191
Federal Home Loan Mortgage Trust, 6.085%	527
Federal Home Loan Mortgage Trust, floating rate	1,209
Fannie Mae, 5.5%	4,632
Fannie Mae, 4 5/8%	5,553
Fannie Mae, 5.35%	5,072
Goldman Sachs Alt-A Home Equity Trust, floating rate	3,821
Goldman Sachs Mortgage Participation Security Mortgage Loan Trust, floating rate	1,562
HSBC Household Home Equity Loan Trust, floating rate	2,854
MBNA Master Credit Card Trust, 7.8%	4,851
* Merrill Lynch Mortgage Investor, floating rate	48
Morgan Stanley Mortgage Loan, floating rate	448
Northstar Education Finance, 4.74%	2,622
Oil and Gas Royalty Trust, 5.09%	1,867
PSE&G Trans Funding LLC, 6.89%	6,095
Saxon Asset Securities Trust, floating rate	644
Wells Fargo Home Equity Trust, 4.89%	3,815
Banc of America Commercial Mortgage, 5.787%	2,636
Bear Stearns Commercial Mortgage Securities, 7.78%	6,404
Bear Stearns Commercial Mortgage Securities, 4.72%	3,763
Bear Stearns Commercial Mortgage Securities, 3.869%	6,327
DLJ Commercial Mortgage Corp, 7.3%	3,190
Federal Home Loan Mortgage Corp, floating rate	2,644
First Union NB-Bank of America, 6.136%	5,997
GS Mortgage Securities Corp II, 3.452%	3,557
Greenwich Capital Commercial Funding, 4.305%	3,988
JP Morgan Chase Commercial Mortgage, 4.999%	3,253
JP Morgan Chase Commercial Mortgage, 3.635%	1,109
JP Morgan Chase Commercial Mortgage, 3.845%	1,161
LB-UBS Commercial Mortgage Trust, 6.365%	6,132

SAFEWAY 401(k) PLAN & TRUST

FORM 5500, SCHEDULE H, PART IV, LINE 4i—

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR) continued

DECEMBER 31, 2008

(Dollars in thousands)

Asset Name and Description	Current Value
Underlying Securities of Synthetic Guaranteed Investment Contracts (continued):
LB-UBS Commercial Mortgage Trust, 3.323%	$72
* Merrill Lynch/Countrywide Commercial, 4.277%	4,444
Morgan Stanley Capital I, 4.478%	1,585
PNC Mortgage Acceptance Corp, 6.36%	5,396
Prudential Mortgage Cap. Fund., 6.605%	9,696
America West Airlines, 7.93%	2,602
Citigroup Inc., 2 7/8%	2,066
Freddie Mac, 3 1/4%	3,143
Goldman Sachs Group Inc., 3 1/4%	4,184
HSBC USA Inc., 3 1/8%	2,080
Morgan Stanley, 2%	6,041
PNC Funding Corp, 2.3%	6,063
FNCL, 5 1/2%	7,641
FGLMC, 5%	16,991
FGLMC, 5 1/2%	10,253
Bank Of America Alternative, 5 1/2%	2,435
Bank Of America Alternative, 5%	1,600
Countrywide Home Loans, 5%	3,206
Freddie Mac, 3 1/8%	3,136
Fannie Mae, 5%	2,759
Federal Home Loan Mortgage Trust, 5%	43
Fannie Mae, 3 1/4%	5,765
Fannie Mae, 5 1/2%	2,880
First Horizon Asset Securities, 4.75%	3,337
First Horizon Mortgage Pass Through, floating rate	2,396
JP Morgan Mortgage Trust, 4.07%	2,944
Washington Mutual, floating rate	4,640
Aid Egypt, 4.45%	3,827
US Treasury Note, 4 5/8%	13,053
US Treasury Note, 4 5/8%	7,506
US Treasury Note, 4 3/4%	12,136
US Treasury Note, 3 7/8%	8,907
US Treasury Note, 3 3/8%	10,142
US Treasury Note, 2%	11,333
US Treasury Note, 3 1/8%	508
US Treasury Note, 3 3/4%	6,253
US Treasury Note, 2%	6,063
Unsettled investment purchases	(30,036)
Wrapper Contracts:
Bank of America 002-126	90

SAFEWAY 401(k) PLAN & TRUST

FORM 5500, SCHEDULE H, PART IV, LINE 4i—

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR) continued

DECEMBER 31, 2008

(Dollars in thousands)

Asset Name and Description	Current Value
Wrapper Contracts (continued):
CDC-IXIS WR-1027-01	$—
Monumental MDA #00389TR	135
State Street Bank #97044	109
Traditional Guaranteed Investment Contracts:
Metropolitan Life GAC 29021	9,478
Metropolitan Life GAC 29497	3,679
Metropolitan Life GAC 29850	5,807
Monumental SV-04498-Q	4,165
Monumental SV-04747-Q	5,887
Monumental SV-04728-Q	4,352
Pacific Life G-27325.01	5,621
Principal Life 4-20469-4	7,338
Prudential GA 62069-211	8,444
Prudential GA 62069-212	4,322

Common/Collective Trusts:
SEI Stable Asset Fund #190-783	32,220

Common Stock:
* Safeway Inc. common stock (5,890,995 shares)	140,029

Mutual Funds:
PIMCO Total Return Fund (11,232,489 units)	113,897
Chesapeake Core Growth Fund (2,716,618 units)	27,003
RS Partners Fund (2,698,097 units)	48,539
Forward Emerald Growth Fund (3,821,586 units)	30,535
Dodge & Cox Stock Fund (468,318 units)	34,829

* Participant Loans (7,843 loans, interest rates ranging from 5.00% to 10.50%)	41,455

TOTAL	$810,416

*	Represents a party-in-interest transaction.